Filed Pursuant to Rule 424(b)(3)

File No. 333-274438

PROSPECTUS SUPPLEMENT NO. 1

(to prospectus dated September 29, 2023)

1,811,066 Shares

ATLANTA BRAVES HOLDINGS, INC.

Series C Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 29, 2023 (the Prospectus), related to the offer and sale, from time to time, of up to of 1,811,066 shares of our Series C common stock, $0.01 par value.

On October 26, 2023, we filed a Current Report on Form 8-K with the Securities and Exchange Commission (the Current Report). Accordingly, we have attached the Current Report to this prospectus supplement to update and supplement the Prospectus with the information contained in the Current Report.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

Our Series C common stock trades on the Nasdaq Global Select Market under the symbol “BATRK.” On October 25, 2023, the last reported closing price of our Series C common stock was $34.79 per share.

Investing in our Series C common stock involves a high degree of risk. Before buying any Series C common stock, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 26, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 20, 2023

ATLANTA BRAVES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-41746	92-1284827
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (720) 875-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Series A Common Stock	BATRA	The Nasdaq Stock Market LLC
Series C Common Stock	BATRK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2023, Albert E. Rosenthaler notified Atlanta Braves Holdings, Inc. (the “Company”) of his intention to retire from his position as Chief Corporate Development Officer of the Company, effective January 1, 2024.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2023

ATLANTA BRAVES HOLDINGS, INC.

By:	/s/ Wade Haufschild
Name: Wade Haufschild
Title: Senior Vice President

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